Exhibit A

EXECUTION COPY

CHINA AUTOPARTS, INC.

STOCK PURCHASE AGREEMENT (SEC)

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 25, 2005 by and among by and among China Autoparts, Inc., a Delaware corporation (the “Company”), Li Yungao (the “Founder”), Rhohan Holdings Limited, a British Virgin Islands company (“Rhohan”), Chengdu Tonglin Casting Industrial Co., Ltd., a wholly foreign-owned enterprise established under the laws of the People’s Republic of China (the “PRC Subsidiary”) (the Company, Rhohan and the PRC Subsidiary are collectively referred to herein as the “Group Companies” and individually, as a “Group Company”), Double Unity Investments Limited, a British Virgin Islands company (“Double Unity”), and JE Castings Investments Limited, a British Virgin Islands company (the “Investor”).

RECITALS

A. The Company is a company duly incorporated and validly existing under the laws of Delaware, with its registered address at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle.

B. Rhohan is an exempted company duly incorporated and validly existing under the laws of the British Virgin Islands, with its registered address at c/o 4009 Gloucester Tower, 11 Pedder Street, Central, Hong Kong.

C. The PRC Subsidiary is a wholly foreign-owned enterprise established on January 21, 2000 under the laws of the People’s Republic of China (the “PRC”) with its principal place of business at Xinchang Tonglin Industrial Zone, Dayi County, Sichuan, PRC 611337. The Company owns 100% of the equity interest in Rhohan. Rhohan owns 100% of the equity interest in the PRC Subsidiary.

D. The PRC Subsidiary is engaged in the business of developing and manufacturing engine blocks for cars, minivans and light trucks.

E. Double Unity is a company duly incorporated and validly existing under the laws of the British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Double Unity holds 6,636,364 shares of common stock, par value US$0.0001 per share, of the Company (the “Common Stock”), or 73.0% of the Company’s total issued and outstanding Common Stock, as of the date hereof. Double Unity is directly wholly owned by the Founder.

F. Double Unity desires to sell to the Investor and the Investor desires to purchase from Double Unity, the shares of Common Stock on the terms and conditions set forth in this Agreement.

G. The Company desires to issue and sell to the Investor and the Investor, desires to purchase from the Company, shares of Series A preferred stock, par value US$0.0001 per share, of the Company (the “Series A Preferred Stock”) on the terms and conditions set forth in this Agreement.

ACCORDINGLY, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Agreement To Purchase And Sell Shares

1.1 Authorization. As of each Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to six million sixty thousand six hundred six (6,060,607) shares of Series A Preferred Stock having the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Certificate of Incorporation of the Company to be adopted by the stockholders of the Company in the form attended hereto as Exhibit A prior to the First Closing (the “Restated Certificate”).

1.2 Agreement to Purchase and Sell.

(a) Subject to the terms and conditions hereof, on the First Closing Date (as defined below), Double Unity hereby agrees to sell to the Investor, and the Investor hereby agrees to purchase from Double Unity, one million eight hundred and eighteen thousand one hundred and eighty two (1,818,182) shares of Common Stock (“First Closing Common Shares”), at a price of US$1.65 per share, for an aggregate purchase price of US$3,000,000 (the “First Closing Common Shares Purchase Price”); and the Company hereby agrees to issue and sell to the Investor, and the Investor hereby agrees to purchase from the Company, one hundred (100) shares of Series A Preferred Stock (“First Closing Preferred Shares”, together with First Closing Common Shares, the “First Closing Shares”), at a price of US$1.65 per share, amounting to an aggregate purchase price of US$165 (the “First Closing Preferred Shares Purchase Price”, together with the First Closing Common Shares Purchase Price, the “First Closing Purchase Price”).

(b) Subject to the terms and conditions hereof, on the Second Closing Date (as defined below), the Company hereby agrees to issue and sell to the Investor, and the Investor hereby agrees to purchase from the Company, three million thirty thousand two hundred and three (3,030,203) Series A Preferred Stock (the “Second Closing Preferred Shares”), at a price of US$1.65 per share, for an aggregate purchase price of US$4,999,835 (the “Second Closing Purchase Price”), and together with the First Closing Preferred Shares Purchase Price, representing a pre-money valuation of the Company of US$15,000,000 and a post-money valuation of US$ 20,000,000 (“Tentative Series A Post Money Valuation”).

(c) Subject to the terms and conditions hereof, on the Third Closing Date (defined below), if the net income of the Company for the fiscal year 2005 as set forth in the Income Statement (as defined below) excluding all extraordinary or other non-recurring income or loss (“2005 Net Income”) is less than $4,000,000 (the “Performance Target”), then the Company hereby agrees to issue and sell to the Investor, and the Investor hereby agrees to purchase from the Company, that number of shares of Series A Preferred Stock equal to (i) 9,090,910 (the total number of issued and outstanding shares of Common Stock (as defined below) as of the date hereof) divided by the difference between (x) the 2005 Net Income (as confirmed pursuant to this Section 1.2) expressed in millions of U.S. dollars with two digits after the decimal (for example, $3,167,100 would be expressed as 3.17) and (y) one (1), minus (ii) the First Closing Preferred Shares and the Second Closing Shares, for no additional consideration; provided however, that the Company shall not in any event be obligated to issue to the Investor pursuant to this Section 1.2(c) more than three million thirty thousand three hundred four (3,030,304) shares of Series A Preferred Stock, which the Company and the Founder hereby jointly and severally represent and warrant shall represent, collectively with the First Closing Preferred Shares and Second Closing Shares, a forty percent (40%) equity ownership interest in the Company on a fully diluted basis as of the Third Closing, excluding shares issued after the date hereof upon exercise of options issued pursuant to any stock incentive plan, or upon exercise of warrants (the shares of Series A Preferred Stock issued at the Third Closing (as defined below) are described as the “Third Closing Preferred Shares”, together with the First Closing Preferred Shares and the Second Closing Preferred Shares, the “Purchased Preferred Shares”); and Double Unity hereby agrees to sell to the Investor, and the Investor hereby agrees to purchase from Double Unity, that number of additional shares of Common Stock for no additional consideration, such that following such sale the Investor will own that aggregate number of shares of Common Stock that represents a fifteen percent (15%) equity ownership interest in the Company on a fully diluted basis as of the Third Closing, excluding shares issued upon exercise of options issued pursuant to any stock incentive plan, or upon exercise of warrants (the shares of Common Stock issued at the Third Closing (as defined below) are described as the “Third Closing Common Shares”, together with the First Closing Common Shares, the “Purchased Common Shares”).

(d) Prior to March 31, 2006, the Company shall deliver to the Investor an income statement for the fiscal year ending December 31, 2005, reflecting the 2005 Net Income and prepared in accordance with generally accepted accounting principles in the United States, consistently applied (“U.S. GAAP”), as audited by an accounting firm registered with the Public Company Accounting Oversight Board, selected by the Company and reasonably acceptable to the Investor (the “Accountant”) and attaching the Accountant’s audit report with respect thereto (the “Audit Report”, and such income statement as confirmed pursuant to the procedure set forth in this Section 1.2, the “Income Statement”). The Company shall, and shall cause the Accountant to, timely provide the Investor and its auditors all work papers generated in connection with the Accountant’s preparation of the Audit Report and the Income Statement, and shall permit the Investor to have its representatives present at the location or building in which the relevant records are kept during such audit. If the Investor wishes to dispute any aspect of the Audit Report or the Income Statement, the Investor shall forward a written notice to that effect to the Company within ten (10) business days following the Investor’s receipt of the Audit Report and the Income Statement, in which case the parties shall attempt in good faith to resolve the stated differences regarding the Income Statement through mutual discussion for thirty (30) days, failing which the dispute shall be resolved, and the Tentative Series A Post-Money Valuation confirmed, pursuant to Section 9.3. If the Investor accepts the Tentative Series A Post-Money Valuation or fails to deliver a notice of dispute within such ten (10) business day period, the Tentative Series A Post-Money Valuation shall be deemed confirmed and final (such confirmed and final Series A Post-Money Valuation, the “Series A Post-Money Valuation”). Upon confirmation of the Series A Post-Money Valuation, if the Investor desires to proceed with the Third Closing, the Investor shall confirm in writing to the Company and Double Unity that the Investor has elected to proceed with the Third Closing, within fifteen (15) days from the confirmation of the Series A Post-Money Valuation.

(e) The rights, preferences, privileges and restrictions of the Purchased Preferred Shares are set forth in the Restated Certificate. The purchase price payable at the applicable Closing hereunder shall be paid by wire transfer of funds directly to a designated account of the Company for such purpose, provided that wire transfer instructions are delivered to the Investor at least seven (7) business days prior to the date of the applicable Closing.

(f) The parties hereto hereby expressly acknowledge and agree that the First Closing Common Shares Purchase Price set forth in Section 1.2(a) shall be used solely to repay a portion of the debt owed to the PRC Subsidiary by Chengdu Rongxin Ruigao Machinery Co., Ltd., Chengdu Begin Pipeline Co., Ltd. and Chengdu High Pressure Valve Plant.

1.3 Closings.

(a) First Closing. Subject to the fulfillment of the conditions in Section 4.1 and 4.2, the closing of the transactions described in Section 1.2(a) (the “First Closing”) shall be held at the offices of Morrison & Foerster LLP in Shanghai, China, at 10:00 a.m. (Shanghai time) on January 31, 2005, or at such other time and place as all the parties hereto may mutually agree (the “First Closing Date”).

(b) Second Closing. Subject to the fulfillment of the conditions in Section 4.1 and 4.3, the closing of the transactions described in Section 1.2(b) (the “Second Closing”) shall be held at the offices of Morrison & Foerster LLP in Shanghai, China, at 10:00 a.m. (Shanghai time) on March 1, 2005, or at such other time and place as all the parties hereto may mutually agree (the “Second Closing Date”).

(c) Third Closing. Subject to Section 1.2 and the fulfillment of the conditions in Section 4.1 and Section 4.4, the closing of the transactions described in Section 1.2(c) (the “Third Closing” and together with the First Closing and Second Closing, the “Closings” and each, a “Closing”) shall be held at the offices of Morrison & Foerster LLP in Shanghai, China, within thirty (30) days following written notice from the Investor that 2005 Net Income (excluding all extraordinary or non-recurring income or loss) is less than the Performance Target and that the Investor has elected to proceed with the Third Closing, or at such other time and place as Company and the Investor may mutually agree (the “Third Closing Date”).

(d) Delivery.

(i) At the First Closing, in addition to any items the delivery of which is made an express closing condition pursuant to Section 4.1 and 4.2, the Company and Double Unity will deliver to the Investor stock certificates representing the First Closing Common Shares, and the Company will deliver to the Investor a certificate representing the First Closing Preferred Shares, against delivery of the First Closing Purchase Price payable by the Investor to the Company in accordance with Section 1.2(f) above.

(ii) At the Second Closing, in addition to any items the delivery of which is made an express closing condition pursuant to Section 4.1 and 4.3, the Company will deliver to the Investor stock certificates representing the Second Closing Preferred Shares, against payment of the Second Closing Purchase Price.

(iii) At the Third Closing, in addition to any items the delivery of which is made an express closing condition pursuant to Section 4.1 and Section 4.4, the Company will deliver to the Investor a certificate representing the Third Closing Preferred Shares, and the Company and Double Unity will deliver to the Investor a certificate representing the Third Closing Common Shares, together with reasonably detailed written calculation describing the manner in which the number of Third Closing Common Shares and the Third Closing Preferred Shares, respectively, to be sold at the Third Closing in accordance with Section 1.2(c) has been determined, which calculation shall be subject to Investor’s prior review and confirmation.

2. Representations and Warranties of the Group Companies, Double Unity And The Founder. The Group Companies, Double Unity and the Founder each hereby jointly and severally represent and warrant to the Investor that, as of each Closing and except as set forth on the Disclosure Schedule relating to such Closing attached hereto as Schedule B (the “Schedule of Exceptions”), which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1 Organization, Standing and Qualification. Each Group Company and Double Unity is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Each Group Company and Double Unity is qualified to do business and is in good standing (or has equivalent status in all relevant jurisdictions) in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, business, prospects or operations. No Group Company nor Double Unity has given any powers of authority which are not in force as of the date hereof, and there are no outstanding authorities (expressed or implied) by which a Group Company may enter into any contract or commitment, whether or not outside the ordinary course of business, on its behalf.

2.2 Capitalization and Voting Rights. The authorized capital of the Company consists, or will consist immediately prior to the First Closing, of:

(a) Preferred Stock. 6,060,607 shares of preferred stock, of which 6,060,607 shares have been designated Series A Preferred Stock; none of which are outstanding as of the date hereof and as of immediately prior to the First Closing; 100 shares of which shall be outstanding as of immediately prior to the Second Closing; 3,030,303 shares of which shall be outstanding as of immediately prior to the Third Closing; and up to all of which may be issued and sold to the Investor hereunder;

(b) Common Stock. 20,000,000 shares of common stock, par value $0.0001 (“Common Stock”), of which 9,090,910 shares are issued and outstanding.

(c) Valid Issuance. The Purchased Preferred Shares that are being purchased by the Investor hereunder, in each case when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Co-Sale Agreement (as defined below) and under applicable securities laws. The Common Stock issuable upon conversion of such Purchased Preferred Shares has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid, and non-assessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Co-Sale Agreement and under applicable securities laws. The Purchased Common Shares are all duly and validly issued and outstanding, fully paid and nonassessable, and in each instance have been issued in accordance with the registration requirements of applicable securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Act”), or valid exemptions therefrom.

(d) Other Rights. Except for (A) the conversion privileges of the Series A Preferred Stock and other rights set forth in the Restated Certificate and (B) the rights provided in the Investor Rights Agreement dated the First Closing Date and in the form attached hereto as Exhibit B (the “Investor Rights Agreement”) and in the Right of First Refusal, Co-Sale, and Drag-Along Agreement dated the First Closing Date and in the attached hereto as Exhibit C (the “Co-Sale Agreement”), there are no outstanding options, warrants, rights of any kind (including conversion or preemptive rights) or agreements for the purchase or acquisition from any Group Company of any shares of its capital stock, including, without limitation, the Purchased Common Shares and Purchased Preferred Shares. Except for the Investor Rights Agreement, no Group Company is a party or subject to any agreement or understanding, and, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of such Group Company or any other Group Company.

(e) Shareholding Structure. The chart included in Section 2.2 of the Schedule of Exceptions sets forth a complete description of the ownership structure of each Group Company and each business enterprise owned or controlled by the Founder (a “Founder Company”).

2.3 Subsidiaries. None of the Group Companies presently owns or controls, directly or indirectly, any interest in any other corporation, association, or other business entity. Except for strategic relationships to promote the Group Companies’ products and services, which relationships are conducted through contractual relationships between the Group Companies and their business partners, but do not involve any interest of the Company in any separate legal entities, no Group Company is a participant in any joint venture, partnership, or similar arrangement.

2.4 Authorization. All corporate action on the part of each Group Company and Double Unity, its respective officers, directors and Shareholders necessary for the authorization, execution and delivery of this Agreement, the Investor Rights Agreement, the Co-Sale Agreement, and the approval of the Restated Certificate (collectively with this Agreement, the Investor Rights Agreement and the Co-Sale Agreement, and any other agreements delivered at a Closing, the “Transaction Documents”), the performance of all obligations of each Group Company and Double Unity hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Purchased Common Shares and the Purchased Preferred Shares being sold hereunder and the Common Stock issuable upon conversion of the Purchased Preferred Shares, (together with the Purchased Common Shares and the Purchased Preferred Shares, the “Securities”), has been taken or will be taken prior to the First Closing. This Agreement and the other Transaction Documents constitute valid and legally binding obligations of each Group Company, Double Unity and the Founder, enforceable against each of them in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

2.5 Capitalization of Rhohan. The authorized capital of Rhohan consists of 50,000 shares of $1.00 par value common stock, of which 100 shares are duly and validly issued and outstanding, and are owned by the Company, free and clear of all Liens. For purposes of this Agreement a “Lien” means a mortgage, lien, security interest, pledge, encumbrance or any option (whether consensual, statutory or otherwise) or other contract to enter into any of the foregoing or any power of attorney in respect of any of the foregoing.

2.6 Capitalization of the PRC Subsidiary. The registered capital of the PRC Subsidiary is RMB26,560,000. The PRC Subsidiary has received from Rhohan the sum of RMB19,940,000 in cash (including contributions of dividends to the registered capital), representing 100% of the equity interest in the PRC Subsidiary, all of which is owned by Rhohan, free and clear of all Liens.

2.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of any Group Company, Double Unity or the Founder is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Restated Certificate with the Secretary of State of the State of Delaware and (ii) the filing of a current report on Form 8-K with the U.S. Securities and Exchange Commission (“SEC”).

2.8 Offering. Subject to the truth and accuracy of the Investor’s representations set forth in Sections 3.2 and 3.3 below, the offer, sale and issuance of the Purchased Preferred Shares as contemplated by this Agreement are exempt from the registration requirements of the Act and all other applicable securities laws, and neither the Company nor any authorized agent acting on its behalf nor Cornerstone Financial Co. LLC (“CFC”) or Bristol Investment Group, Inc. (“Bristol”) and the Company, who were appointed as financial advisors under the Engagement Letter for Financial Advisory with the Company dated December 8, 2004 (the “Engagement Letter”), will take any action hereafter that would cause the loss of such exemption.

2.9 Litigation. There is no action, suit, proceeding or investigation pending or, to the Group Company’s, Double Unity’s and the Founder’s knowledge, currently threatened against any Group Company, Double Unity, the Founder, or Founder Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to the Group Company, Double Unity or the Founder) involving the prior employment of any Group Company’s employees, their use in connection with the Group Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. No Group Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any Group Company currently pending or that any Group Company intends to initiate. No Group Company nor any Founder Company nor the Founder has admitted in writing its or his inability to pay its or his debts generally as they become due, filed or consented to the filing against it or him of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or himself or for the whole or any substantial part of its or his property, or had a petition in bankruptcy filed against it or him, been adjudicated a bankrupt or filed a petition or answer seeking reorganization or arrangement under any bankruptcy laws or any other similar law or statute of the United States of America or any other jurisdiction.

2.10 Employee Proprietary Information and Inventions Agreements. The Founder and each current officer and director of each Group Company has executed a Non-Disclosure, Non-Competition and Inventions Agreement in the form attached hereto as Exhibit H (the “Non-Disclosure Agreement”). No Group Company nor the Founder is aware that any current officer or director of any Group Company is in violation thereof, and the Company, Double Unity and Founder will use their best efforts to prevent any such violation.

2.11 Property Rights. Each Group Company owns or has a valid right to use all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of others. The Schedule of Exceptions contains a complete list of patents and pending patent applications of each Group Company and the Founder. There are no outstanding options, licenses, or agreements of any kind granted by any Group Company or the Founder relating to the foregoing, nor is any Group Company or the Founder bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. Neither any Group Company nor the Founder has received any communications alleging that any Group Company or the Founder has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is there any reasonable basis therefor. Neither any Group Company nor the Founder is aware that any Group Company officers, employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of the relevant Group Company or that would conflict with that Group Company’s business as proposed to be conducted or that would prevent such officers or employees or consultants from assigning to the Group Company inventions conceived or reduced to practice in connection with services rendered to the Group Company. No Group Company nor Double Unity nor the Founder believes it is or will be necessary to utilize any inventions of any Group Company employees (or people it currently intends to hire) made prior to or outside the scope of their employment by the Group Companies.

2.12 Compliance with Other Instruments and Agreements. No Group Company is in, nor shall the conduct of its business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents of the respective Group Company which may include, as applicable, the Restated Certificate, the bylaws of the Company, memoranda and articles of association, by-laws, joint venture contracts, feasibility studies for the PRC Subsidiary and similar documents (collectively, the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which it or any of its assets may be bound, (collectively, the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. The execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract or any contracts binding Double Unity or the Founder, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company, Double Unity or the Founder.

2.13 Agreements; Action.

(a) There are no agreements, understandings or proposed transactions between or among any Group Company, any of its officers, shareholders, directors or any Founder Company or other affiliates.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which any Group Company is a party or by which it or any its assets is bound that may involve (i) obligations (contingent or otherwise) of, or payments to, the Group Company in excess of $25,000, (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from any Group Company, (iii) provisions restricting or affecting the development, manufacture or distribution of any Group Company’s products or services, or (iv) agreements not to compete with any person or entity or not to engage in any particular line of business.

(c) Since the PRC Subsidiary was incorporated, no Group Company has (i) declared, set aside or paid any dividends or other distribution of the Group Company’s assets in respect of any of the Group Company’s capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any such stock of the Group Company, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $75,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel or other reasonable necessary business expenses, or (iv) sold, exchanged or otherwise disposed of any of its material assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities any Group Company or the Founder has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) No Group Company is a party to nor is bound by any contract, agreement or instrument, or subject to any restriction under any of its Constitutional Documents that materially and adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

(f) No Group Company, the Founder, any Founder Company nor any group of stockholders holding the voting interests in any Group Company or Founder Company has engaged in the past six (6) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of any Group Company or Founder Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of any Group Company or Founder Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of any Group Company or any Founder Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of any Group Company or Founder Company.

2.14 Related-Party Transactions. Neither the Founder nor any key employee, officer, former and current shareholder or director of any Group Company or, to the best of each Group Company’s, Double Unity’s and the Founder’s knowledge, member of his or her immediate family is indebted to any Group Company or Founder Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than for accrued salaries, reimbursable expenses or other standard employee benefits. To the best of the Group Company’s, Double Unity’s and the Founder’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Group Company is affiliated or with which the Group Company has a business relationship, or any firm or corporation that competes with any Group Company. No officer, director or employee of any Group Company, and no member of the immediate family of any such person, is directly or indirectly interested in any material contract with the Group Company. There are no loan, guarantee, cross-guarantee, pledge, credit or other similar agreements, monies due, advances made or other funds transferred, between any Group Company and any Founder Company, between any Group Company and the Founder, or between one Group Company and another Group Company.

2.15 Compliance with Laws; Permits. No Group Company nor the Founder is in violation of any applicable statute, rule, regulation, order or restriction of any PRC domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its or his business or the ownership of its or his properties which violation would materially and adversely affect the business, assets, prospects or financial condition of any Group Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of the Transaction Documents and the issuance and/or sale of the Securities hereunder, except such as has been, or will be, pursuant to the Transaction Documents, duly and validly obtained or filed. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of such Group Company, and each Group Company, Double Unity and the Founder believes that such Group Company can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. No Group Company is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.16 Environmental and Safety Laws. No Group Company is, and at no time since the incorporation of the PRC Subsidiary has been, in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, where such violation would have a material adverse effect on the Group Company, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Any such violation, whether or not having occurred within the last four years, is disclosed in the Schedule of Exceptions. As used herein, “Environmental Laws” means all applicable, laws, rules, regulations, codes, ordinances, judgments, decrees and the common law governing, regulating or otherwise affecting the environment, health or safety. The term “Hazardous Materials” means the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products and petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides and herbicides, and any other chemical, material or substance regulated under any Environmental Laws. Each Group Company has operated all facilities and properties owned, leased or operated by it in material compliance with the Environmental Laws; and no Hazardous Materials have been stored, used, disposed of, treated, released or discharged by any Group Company in material violation of Environmental Laws. No Group Company has received any notice from any governmental body claiming any material violation of any Environmental Law, or requiring any material work, repairs, construction, investigation, alterations, noise reduction, cleanup or installation, which has not been fully complied with; and no Group Company has received any notice claiming that a release of Hazardous Materials has occurred or exists on, in or under any facility or property owned, leased or operated currently or in the past by any Group Company. No Group Company nor the Founder has in its or his possession any reports of environmental consultants relating to the properties of any Group Company.

2.17 Manufacturing and Marketing Rights. No Group Company has granted rights to manufacture, produce, assemble, license, market or sell its products or services to any other person nor is bound by any agreement that affects the Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products and services.

2.18 Registration Rights. Except for the piggyback rights granted under the Engagement Letter and except as provided in the Investor Rights Agreement, no Group Company nor the Founder has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.19 Corporate Documents. The Company’s current certificate of incorporation and bylaws, Rhohan’s current memorandum and articles of association and the PRC Subsidiary’s articles of association as of the date hereof and (in the case of Rhohan’s memorandum of articles of association and bylaws and the PRC Subsidiary’s articles of incorporation) as of the date of each Closing, are and will be in the form attached hereto as Exhibit D.

2.20 Financial Statements. The Company has delivered to the Investor an unaudited balance sheet, income statement and statement of stockholders’ equity at and for the fiscal year ended December 31, 2004 and audited consolidated balance sheets, income statements and statements of stockholders’ equity at and for the fiscal year ended December 31, 2003 and December 31, 2002 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements”). The Financial Statements in each can have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Financial Statements do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities (contingent or otherwise) other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2004, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under U.S. GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP.

2.21 Solvency. None of the Group Companies, nor any Founder Company, has made a general assignment for the benefit of its creditors. No proceeding has been or is instituted by or against any of the Group Companies or Founder Companies seeking to adjudicate any of them bankrupt or insolvent, or seeking liquidation, winding up or reorganization, moratorium, arrangement, adjustment, protection, relief or composition of its debts under any applicable laws relating to bankruptcy, insolvency or reorganization.

2.22 Books and Financial Records. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Company have been fully properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and trading position of each such Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and work-in-progress.

2.23 Title to Property Assets. Except as disclosed in the Schedule of Exceptions, each Group Company has good and marketable title to its property and assets, free and clear of all Liens. With respect to the property and assets it leases, each Group Company is in compliance with such leases in all material respects and holds a valid leasehold interest free of any liens, claims or encumbrances. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Group Company are in good operating condition and repair (subject to ordinary wear and tear) and are reasonably fit and usable for the purposes for which they are being used.

2.24 Changes. Except as contemplated by this Agreement (including the Schedule hereto), since September 30, 2004, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any material change in the contingent obligations of any Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of any Group Company (as such business is presently conducted and as it is proposed to be conducted);

(d) any waiver by any Group Company of a material right or of a material debt owed to it;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of any Group Company (as such business is presently conducted and as it is proposed to be conducted);

(f) any material change or amendment to a material contract or arrangement by which any Group Company or any of its assets or properties is bound or subject;

(g) any material change in any compensation arrangement or agreement with any Group Company employee;

(h) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(i) any resignation or termination of employment of any officer or key employee of the Group Company, and neither any Group Company nor the Founder is aware of the impending resignation or termination of employment of any such officer or key employee;

(j) any Lien created by the Group Company, with respect to any of its material properties or assets, except Liens for taxes not yet due or payable;

(k) any loans or guarantees made by any Group Company or any Founder Company to or for the benefit of any Group Company or Founder Company employees, officers or directors, or any members of their immediate families;

(l) any debt, obligation or liability incurred, assumed or guaranteed by any Group Company except for those incurred in the ordinary course of the Group Company’s business (but not in excess of $25,000 individually and $75,000 in the aggregate) and in amounts which would not have a material adverse affect on the assets, condition, affairs or prospects of the Group Company, financially or otherwise;

(m) any declaration, setting aside or payment or other distribution in respect of any of any Group Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by any Group Company;

(n) any failure by any Group Company to conduct business in the ordinary course, consistent with any Group Company’s past practices;

(o) any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of any Group Company (as such business is presently conducted and as it is proposed to be conducted); or

(p) any agreement or commitment by any Group Company or the Founder to do any of the things described in this section.

2.25 Employee Benefit Plans. The Company does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974.

2.26 Tax Returns, Payments and Elections. Each Group Company has timely filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below), all such Tax Returns are accurate, complete and correct in all material respects, and each Group Company has timely paid all Taxes due. No Group Company has made any elections pursuant to any applicable Tax laws, rules and regulations (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on a consolidated basis on any Group Company, their respective financial condition, their respective business as presently conducted or proposed to be conducted or any of their respective properties or material assets. Since their respective dates of incorporation, no Group Company has incurred any Taxes, assessments or governmental charges other than in the ordinary course of business, and each Group Company has made adequate provisions on its respective books of account in accordance with U.S. GAAP (except in the case of the PRC Subsidiary, which has made adequate provisions in accordance with generally accepted accounting principles in the PRC) for all actual and contingent Taxes with respect to its consolidated business, properties and operations for such period. Each Group Company has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. Each Group Company is not a “Foreign Personal Holding Company” (“FPHC”) or a “Passive Foreign Investment Company,” as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the “Code”). Rhohan is a “Controlled Foreign Corporation” (“CFC”) as such term is defined in the Code. Neither the Company nor the PRC Subsidiary is a CFC. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

2.27 Minute Books. The minute books of each Group Company provided to the Investor contain a complete summary of all meetings of directors and stockholders since the time of incorporation of such Group Company and reflect all transactions referred to in such minutes accurately in all material respects.

2.28 Labor Agreements and Actions; Employee Compensation. No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending, or threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results or business of any Group Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Group Company, Double Unity or the Founder aware of any labor organization activity involving its employees. Neither any Group Company nor Double Unity nor the Founder is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with any Group Company, nor does any Group Company, Double Unity or the Founder have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of each Group Company is terminable at the will of the Group Company. Each Group Company has complied in all material respects with all applicable laws related to employment. No Group Company is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

2.29 Section 83(b) Elections. To the best of the Company’s, Double Unity’s or the Founder’s knowledge, to the extent that any individuals have purchased unvested shares of the Company’s Common Stock, each has timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

2.30 Investment Company. The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

2.31 No Other Business. The Company was formed solely to acquire and hold an equity interest in Rhohan and Rhohan was formed solely to acquire and hold an interest in PRC Subsidiary. Since their formation, neither the Company nor Rhohan has engaged in any business or incurred any liability except in the ordinary course of its business of acquiring and holding its ownership interest in Rhohan and the PRC Subsidiary, respectively.

2.32 Other Representations and Warranties Relating to the PRC Subsidiary.

(a) The Constitutional Documents and certificates and related contracts and agreements of the PRC Subsidiary are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

(b) All consents, approvals, authorizations or licenses required under the PRC law for the due and proper establishment and operation of the PRC Subsidiary have been duly obtained from all relevant PRC authorities and are in full force and effect.

(c) All filings and registrations with the PRC authorities required in respect of the PRC Subsidiary and its operations, including but not limited to the registrations with the Ministry of Foreign Trade and Economic Cooperation, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities, and PRC health regulatory authorities have been duly completed in accordance with the relevant rules and regulations.

(d) The PRC Subsidiary is not in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by the PRC Subsidiary.

(e) The PRC Subsidiary has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(f) In respect of approvals, licenses or permits requisite for the conduct of any part of the PRC Subsidiary’s business which are subject to periodic renewal, neither any Group Company nor the Founder has any reason to believe that such requisite renewals will not be granted by the relevant PRC authorities.

(g) With regard to employment and staff or labor management, the PRC Subsidiary has complied with all applicable PRC laws and regulations in all material respects.

2.33 ‘34 Act Reports. None of the Company’s, Double Unity’s or the Founder’s filings with the U.S. Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

2.34 2004 Reorganization. The restructuring conducted by the Company in May 2004 (the “Restructuring”), in which Company under its former name, Talram Corporation, issued shares to Rhohan’s shareholders in exchange for all the issued and outstanding shares of Rhohan, has been duly completed by all parties thereto, and all necessary approvals, consents, filings, registrations, and licenses for the Restructuring have been duly obtained. The Company wholly owns Rhohan after the Restructuring.

2.35 Finders’ Fee. Pursuant to the Engagement Letter, the Company shall pay a finder’s fee to Bristol and CFC in the form of US$400,000 in cash and 150,000 shares of Common Stock to be sold by the Company or its designated seller for a purchase price of US$150.

2.36 No Direct Selling Efforts. Neither the Group Company, the Founder or Double Unity, nor any of its affiliates, nor any person acting on its behalf or any behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Securities, including, but not limited to, effecting any sale or short sale of the Securities through Investor or any of its affiliates prior to the expiration of any restricted period contained in Regulation S, promulgated under the Act (any such activity being defined herein as a “Directed Selling Effort”). This Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Act. Investor agrees that all offers and sales of the Common Stock from the date hereof and through the expiration of the any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (as defined in Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Act. Neither the Group Company, the Founder or Double Unity, nor any of its affiliates, nor any person acting on its behalf or any behalf of any such affiliate, have not conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and will not engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

2.37 Disclosure. The Founder and the Company have fully provided the Investor with all the information that the Investor has requested for deciding whether to purchase the Purchased Common Shares and the Purchased Preferred Shares. Neither this Agreement, the Disclosure Schedule nor any information provided to the Investor in connection with the transactions contemplated by this Agreement, nor any other statements or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in light of the circumstances in which they were made.

3. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company and Double Unity that:

3.1 Authorization. The Investor has full power and authority to enter into this Agreement, the Investor Rights Agreement and the Co-Sale Agreement, and each such agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

3.2 Purchase Entirely for Own Account. The Securities being purchased hereunder are being acquired for investment for the Investor’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

3.3 Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Securities. Investor has had full access to all the information Investor considers necessary or appropriate to make an informed investment decision with respect to the Securities. Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information necessary to verify any information furnished to Investor or to which Investor had access.

3.4 Non-U.S. Person Status. Investor is domiciled and resides outside the United States as of the date hereof.

3.5 No Directed Selling Efforts. Neither Investor, nor any of its affiliates, nor any person acting on its behalf or any behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Securities, including, but not limited to, effecting any sale or short sale of the Securities through Investor or any of its affiliates prior to the expiration of any restricted period contained in Regulation S, promulgated under the Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of the Investor, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Act. Investor agrees that all offers and sales of the Common Stock from the date hereof and through the expiration of the any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (as defined in Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Act. Investor and its representatives have not conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and will not engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

3.6 No General Solicitation. The Investor has not received any general solicitation or advertising regarding the offering of the Securities or entering into this Agreement.

3.7 Restricted Securities. The Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act. The Investor understands that the Securities have not been and will not be registered under the Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Investor will not be able to resell or otherwise transfer its Securities unless they are registered under the Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

3.8 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legend:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR SIMILAR SECURITIES LAW.”

(b) Any legend required by the Bylaws of the Company.

3.9 Transferee Undertaking. In connection with any disposition of all or any portion of the Securities, other than pursuant to an effective registration statement under the Act, the Investor shall obtain an undertaking from each offeree or purchaser of the Securities pursuant to which the offeree or purchaser shall represent and warrant the following:

(a) It understands that the Securities have not been registered under the Act and that, if in the future he, she or it decides to offer, sell, pledge or otherwise transfer such Securities, such Securities may be offered, sold, pledged or otherwise transferred only (i) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meting the requirements of Rule 144A, (ii) in an offshore transaction pursuant to and in compliance with Regulation S, or (iii) pursuant to an exemption from registration under the Act provided by Rule 144, if available.

(b) It understands that the Securities will contain a legend, substantially similar to that set forth in Section 3.8 above, unless the Company determines such legend is not necessary under applicable laws.

(c) If the offeree or transferee is a qualified institutional buyer as defined in Rule 144A of the Act, that it is aware that the sale to it is being made in reliance on Rule 144A and it is acquiring the Securities for its own account or for the account of a qualified institutional buyer.

4. CONDITIONS TO INVESTOR’S OBLIGATIONS AT THE CLOSINGS.

4.1 Conditions to Each Closing. Subject to the terms hereof, the obligation of the Investor to purchase the Purchased Common Shares and/or the Purchased Preferred Shares at each applicable Closing is subject to the fulfillment, to the satisfaction of the Investor on or prior to each Closing, of the following conditions, the waiver of which shall not be effective against the Investor who does not consent thereto:

(a) Representations and Warranties True and Correct. The representations and warranties made by each Group Company, Double Unity and the Founder in

Section 2 hereof shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the date of each Closing with the same force and effect as if they had been made on and as of such date.

(b) Performance of Obligations. Each Group Company, Double Unity and the Founder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

(c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(d) Approvals, Consents and Waivers. Each Group Company, Double Unity and the Founder shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance and sale of Purchased Preferred Shares and the sale of the Purchased Common Shares at such Closing.

(e) Compliance Certificate. At such Closing, the Group Companies, Double Unity and the Founder shall deliver to the Investor certificates, dated the date of such Closing, signed by the Company’s chief executive officer, the legal representative of the PRC Subsidiary, the legal representative of Rhohan, Double Unity and the Founder certifying that the conditions specified in these Sections 4.1 and (as applicable) 4.2, 4.3 and 4.4 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Group Company since September 30, 2004.

(f) Securities Laws. The sale of the Securities to the Investor pursuant to this Agreement shall be exempt from the registration and/or qualification requirements of all applicable securities laws.

(g) Amendment to Charter Documents. The Restated Certificate and amended Bylaws shall have been duly adopted by the Company by all necessary corporate action of its shareholders and duly filed with the Secretary State of the State of Delaware, and shall be in full force and effect in the form attached hereto as Exhibit A (in the case of the Restated Certificate) and Exhibit E (in the case of the Amended Bylaws).

(h) Service Contracts. Key employees as identified in subsection 4.1(h) of the Schedule of Exceptions shall have entered into service contracts with each Group Company, in the form satisfactory to the Investor, which shall include, among other things, provisions not to solicit resignation of other key employees, officers, directors or consultants, a non-competition provision prohibiting competition with the core electric motor business of the Investor and a confidentiality provision.

(i) Dividends. No Group Company shall have declared, set aside or paid any dividends or made any other distribution of any Group Company assets in respect of any of the Group Company’s capital stock, or directly or indirectly have redeemed, purchased or otherwise acquired any such stock of the Group Company since September 30, 2004.

(j) Opinion of Company’s Counsels. The Investor shall have received from U.S. and British Virgin Islands counsels to the Group Companies opinions addressed to the Investor, dated the date of Closing, in form and substance set forth in the form attached hereto as Exhibit F.

(k) Opinion of Investor’s Counsel. The Investor shall have received from its PRC counsel an opinion addressed to the Investor, dated the date of Closing, in form and substance satisfactory to the Investor.

(l) Good Standing. The Investor shall have received certificates of good standing issued by the Secretary of State of the State of Delaware and the registrar of companies of the British Virgin Islands.

4.2 Additional Conditions to the First Closing. In addition to the conditions set forth in Section 4.1, the obligation of the Investor to purchase First Closing Preferred Shares at the First Closing is subject to the fulfillment, to the satisfaction of the Investor on or prior to the First Closing Date, of the following conditions:

(a) Execution of Transaction Documents. The Company shall have delivered to the Investor this Agreement, the Investor Rights Agreement, and the Co-Sale Agreement, duly executed by the Company and all other parties thereto (except for the Investor).

(b) Directors. The Investor shall have received a list of the directors of the board of directors of each Group Company, and written evidence satisfactory to the Investor and its counsel that the Investor’s nominees, Chris Hasson and Hui Huang, shall have been elected to the board of directors of each Group Company.

(c) Indemnification Agreement. The Company and the directors to be nominated by the Investor shall have executed an Indemnification Agreement in the form attached hereto as Exhibit G (the “Indemnification Agreement”).

(d) Non-Disclosure Agreement. The Founder and each current officer and director of each Group Company shall have executed a Non-Disclosure, Non-Competition and Inventions Agreement in the form attached hereto as Exhibit H (the “Non-Disclosure Agreement”), and the Company shall have delivered written confirmation of same to the Investor.

(e) Amendment to Registration Rights Agreement. The Registration Rights Agreement entered into by Double Unity and the Company on April 22, 2004 shall have been amended by the parties thereto to the effect that no securities proposed to be sold by Double Unity or any affiliate for its account shall be included in any offering for which the registration rights therein apply unless all of the securities proposed to be sold by the Investor have already been included.

(f) Legend. All certificates of the shares of Common Stock outstanding prior to the First Closing shall have been endorsed thereon a legend to substantially the following effect:

“THE RIGHT TO SELL THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS WHICH INCLUDE RIGHT OF FIRST REFUSAL AND CO-SALE RESTRICTIONS ON THE SALE OF THE SHARES, SET FORTH IN A RIGHT OF FIRST REFUSAL CO-SALE AND DRAG ALONG AGREEMENT, A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS.”

4.3 Additional Conditions to Second Closing. In addition to the conditions set forth in Section 4.1, the obligation of the Investor to purchase Second Closing Preferred Shares at the Second Closing is subject to the fulfillment, to the satisfaction of the Investor on or prior to the Second Closing Date, of the following conditions:

(a) Each Group Company shall have delivered to the Investor written evidence in a form acceptable to the Investor, including written representations by the Founder and the Company to the Investor confirming, that that each Group Company has received (i) all amounts owed to it from related parties, (ii) all land use rights to the land and all building ownerships of the buildings currently used or contemplated to be used by the PRC Subsidiary, and (iii) all equipment currently used or contemplated to be used by the PRC Subsidiary, as specified in Section 2.14 of the Disclosure Schedule, including without limitation, any sums due to the Group Company pursuant to loans, guarantees, cross-guarantees, pledges, credits or other similar agreements; and specifically, (x) each of Chengdu Rongxin Ruigao Machinery Co., Ltd., Chengdu Begin Pipeline Co., Ltd. and Chengdu High Pressure Valve Plant shall have repaid to the PRC Subsidiary in full that certain loan principal due in the amount of RMB39,470,522 and all accrued interest, if any, and (y) Chengdu Rongxin Industrial Co., Ltd. shall have duly and validly transferred to the PRC Subsidiary all land use rights to the land currently used or contemplated to be used by the PRC Subsidiary pursuant to Section 8.2(b), and all ownerships of the buildings and equipment currently used or contemplated to be used by the PRC subsidiary.

(b) The Investor shall have approved the projected capital expenditure, which the Company shall deliver in a written form acceptable to the Investor and which shall include, among other things, the use of proceeds from the sale of the Second Closing Preferred Shares.

4.4 Additional Conditions to Third Closing. In addition to the conditions set forth in Section 4.1, the obligation of the Investor to purchase Third Closing Shares at the Third

Closing is subject to the fulfillment, to the satisfaction of the Investor on or prior to the Third Closing Date, of the following conditions:

(a) Performance Target. The conditions set forth in subsection 1.2(c) shall have occurred; and

(b) Calculation. The Investor shall have received from the Company the calculation described in Section 1.3(d)(iii) and shall have confirmed the Investor’s acceptance thereof.

5. Conditions to the Company’s and Double Unity’s Obligations at the Closings.

The obligations of the Company and Double Unity under this Agreement with respect to the Investor are subject to the fulfillment at or before each Closing of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 hereof shall be true and correct as of such Closing.

5.2 Payment of Closing Purchase Price. In the case of the First Closing and the Second Closing, the Investor shall have delivered to the Company the First Closing Purchase Price and the Second Closing Purchase Price, and in the case of the Third Closing shall have delivered to the Company and Double Unity notice of the Third Closing Date.

5.3 Execution of Transaction Documents. The Investor shall have delivered to the Company this Agreement, the Investor Rights Agreement and the Co-Sale Agreement, duly executed by the Investor.

6. Use of Investor or Johnson Electric Name. Except as provided in this Section 6, none of the Group Companies, Double Unity nor the Founder shall use the name or logo of the Investor or Johnson Electric or refer to the Investor or Johnson Electric, directly or indirectly, in connection with the Investor’s relationship, agreements or arrangements with the Company, Double Unity or the Founder in any advertisement, press release, professional or trade publication, or in any other manner, except (a) as may be required by law (including, without limitation, any rule or regulation of the SEC or any other regulatory authority), (b) with the Investor’s prior written consent, which may be withheld in the Investor’s reasonable discretion. If any party hereto believes public disclosure of the Investor’s relationship, agreements or arrangements with the Company, Double Unity or the Founder is required by law, such Party shall at a reasonable time before making any such disclosure (including, without limitation, filing any document with the SEC, or any other regulatory authority, which contains a reference to the Investor or Johnson Electric), consult with the Investor regarding such disclosure, permit the Investor to review such disclosure not less than ten business days prior to the proposed disclosure or filing, whenever commercially practicable, and revise such disclosure or filing as reasonably requested by the Investor, and if available, seek confidential treatment for such portions of such disclosure as may be reasonably requested by the Investor. Following the Second Closing, the Company may issue a press release disclosing that the Investor has invested in the Company, provided that the final form of the press release is approved in advance in writing by the Investor. The Investor’s name and the fact that the Investor is an investor in the Company may be included as a standardized text in multiple press releases by the Company, so long as the Investor has approved such standardized text and such text is reproduced in the same form in which it was approved.

7. Long-Stop Date. In the event that any condition to the First Closing hereunder is not fulfilled or waived within sixty (60) days of the signing of this Agreement, this Agreement shall terminate. Notwithstanding any termination of this Agreement, the obligations of the parties specified in Section 6, Section 9.3, Section 9.4 and Section 9.7 shall continue unimpaired and in full force and effect, and such termination shall not relieve any party from any liability hereunder for any misrepresentation or for the breach of any warranty, agreement or obligation hereunder.

8. Covenants of the Company, Double Unity and the Founder.

8.1 Use of Proceeds.

(a) First Closing. The Parties hereto hereby agree that the First Closing Common Shares Purchase Price shall be solely to repay a portion of the debt owed to the PRC Subsidiary by Chengdu Rongxin Ruigao Machinery Co., Ltd., Chengdu Begin Pipeline Co., Ltd. and Chengdu High Pressure Valve Plant in accordance with Section 1.2(f).

(b) Second Closing. The Company shall use the entire proceeds from the sale of the Second Closing Preferred Shares for the establishment of a new engine block casting production facility with an annual production capacity of 15,000 metric tons and for other general corporate purposes approved by the Investor and in accordance with projected capital expenditures then effect as previously approved by the Investor. The Company shall prior to the Second Closing and 20 days prior to the beginning of each quarter thereafter, provide reasonably detailed projected capital expenditures for its consolidated operations for the next quarter to the Investor for its approval. Save as specifically provided in this Agreement, the Company shall not, and shall procure that no Group Company shall, use any proceeds for repayment of any debt or for the repurchase, redemption or cancellation of any securities issued by the Company, Rhohan, the PRC Subsidiary or any Founder Company or other affiliates. Without limiting the generality of the foregoing, the Company shall upon Closing maintain a U.S. Dollar interest bearing account with a reputable international bank in Hong Kong or the PRC with an initial deposit of no less than US$5,000,000 (the “Main Account”), which account shall only be jointly operated by the Founder and a director appointed by Investor (the “Main Account Signatories”). The remaining net proceeds shall be deposited in other bank account(s) for operational use in the usual and normal course of business (the “Operational Accounts”), with each of the foregoing accounts to be designated by the Company upon the Second Closing. The amount of each transfer of funds from the Main Account to the Operational Account(s) shall be no less than US$ 200,000 (or such lesser amount if transferring all the cash remaining in the Main Account) and each such transfer shall require the joint signatures of the Main Account Signatories.

8.2 Founder Bonus. After the First Closing, in the event that:

(a) the Company’s 2005 Net Income (excluding all extraordinary or non-recurring income or loss) exceeds RMB40 million,

(b) the Founder has successfully caused Chengdu Rongxin Industrial Co., Ltd. (“Rongxin”) to duly and validly transfer to the PRC Subsidiary all land use rights to the land, ownership of all of the buildings and all other equipment currently used or contemplated to be used by the PRC Subsidiary and located at Tonglin Industrial Zone, Xinchang, Dayi County, Chengdu, Sichuan PRC 611337, such that following such transfer the PRC Subsidiary is the sole legal and valid owner of all of such land use rights and assets, free of all liens and other third party rights of any kind, and shall have delivered documentation evidencing such land use rights and assets and the valid transfer thereof to the PRC Subsidiary, and written representations by the Founder and the Company to the Investor to such effect, each in a form acceptable to the Investor, by February 28, 2005, and

(c) Investor shall have confirmed its acceptance of such documentation of assets and transfer, the Company shall award the Founder a one-time pre-tax cash bonus in the amount of US$300,000.

8.3 Investor’s Appointment of Directors. At each meeting or pursuant to a valid written consent, the Company’s stockholders may elect directors, remove from office a director, fill any vacancy caused by the resignation or death of such director and fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of such director, pursuant to the terms hereof. The Investor and the other Holders, if any, under the Investor Rights Agreement, collectively shall be entitled to appoint and remove directors, including the chairman of the board, of each of the Company, Rhohan and the PRC Subsidiary, pursuant to the Investor Rights Agreement entered into by the parties thereto prior to or at the First Closing. Founder and Double Unity further agree to vote, and give written consent with respect to, their shares of Common Stock in accordance with this Agreement and the Restated Certificate.

8.4 Investor’s Appointment of Officers. So long as the shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis) held by the Investor and any of its affiliates represent at least 5% of the Company’s total outstanding shares of Common Stock and Series A Preferred Stock (on an as converted to Common Stock basis), the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Investor, appoint, terminate, amend or reassign the job of the Chairman, Chief Executive Officer, Chief Financial Officer, Vice Presidents or any other employee with policymaking authority for any Group Company.

8.5 Information Rights Relating to PFIC. On or prior to an initial public offering, the Company will furnish the Investor, upon request, as promptly as practicable, such information as any Investor shall reasonably request from time to time to determine whether any Group Company is a passive foreign investment company within the meaning of Section 1296 of the United States Internal Revenue Code of 1986, as amended.

8.6 Future Employees. After the Second Closing, the Company and the Founder shall cause each future Senior Manager and key technical employee of the Company and Rhohan and the PRC Subsidiary to, deliver to the Company an executed Non-Disclosure, Agreement (in the form attached hereto as Exhibit H) or a service contract which includes terms and conditions acceptable to the Investor.

8.7 Indemnity. The Founder shall (in form and substance satisfactory to the Investors) indemnify the Investor or the Company against any depletion in or reduction in value of any Group Company’s assets or increase in its liabilities as a result of any claim of taxation made in respect of a transaction effected prior to the Closing, or any loss as a result of any claim by any third party in relation to any related party transaction effected prior to the Closing, including, without limitation, the shareholder’s loan between Rhohan and Terrific Wealth Investment Limited in the amount of US$1.2 million dated March 28, 2000, as disclosed in Section 2.14 of the Schedule of Exceptions.

8.8 Amendment to Articles. The Founder shall not change, and shall not cause or permit any change in, the Constitutional Documents of each Group Company except as expressly provided in or permitted in this Agreement or the Restated Certificate.

8.9 D&O Insurance. Prior to the consumation of an initial public offering of the Company in the United States or elsewhere in accordance with the Investor Rights Agreement, the Company shall obtain for the directors nominated by the Investor insurance against liability for negligence, default, breach of duty or breach of trust incurred in the course of discharging their duties as directors or officers of the Company, including without limitation, directors and officers liability insurance with a reasonable insured amount as determined by the Investor in good faith.

8.10 Tax.

(a) The Company and the Founder shall not, and shall cause the shareholders of the Company not to, without the written consent of the Investor, issue or transfer shares in the Company to any person if following such issuance or transfer the Company, in the reasonable determination of counsel or accountants for the Investor, would be either a CFC or a FPHC as defined in the Code with respect to the shares held by the Investor. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Investor: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide the Investor with access to such other Company information as may be required by the Investor to determine the Company’s status as a CFC or a FPHC, to determine whether the Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow the Investor to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for the Investor to be either a CFC or FPHC as defined in the Code (or any successor thereto) with respect to the shares held by the Investor, Company agrees to use commercially reasonable efforts to avoid generating (i) for any taxable year in which the Company is a CFC, “subpart F income,” as such term is defined in Section 952 of the Code, and (ii) for any taxable year in which the Company is an FPHC, “foreign personal holding company income,” as such term is defined in Section 553 of the Code. In the event that Company is determined by counsel or accountants for the Investor to be either a CFC or a FPHC as defined in the Code (or any successor thereto) with respect to the shares held by any Investor, Company agrees, to the extent permitted by law, to annually make dividend distributions to each Investor in an amount equal to fifty percent (50%) of any income deemed distributed to such Investor pursuant to either of the foregoing provisions.

(b) The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by Investor pursuant to Section 1295 of the Code (or any successor thereto), the Company shall provide annual financial information to Investor in the PFIC annual information statement and shall provide the Investor with access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election. In the event that the Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code (or any successor thereto), the Company agrees to the extent permitted by law, to make a dividend distribution to the Investor (no later than ninety (90) days following the end of the Investor’s taxable year) in an amount equal to fifty percent (50%) of the amount so included by such Investor.

(c) The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections 8.10(a) and (b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Sections 8.10(a) and (b).

(d) Except to the extent that the Investor elects otherwise, the Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

8.11 Insurance. Each Group Company shall, within three months after the First Closing, obtain fire and casualty insurance policies, with financially sound and reputable insurers, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its material tangible properties that might be damaged or destroyed and in all other respects customary for similarly situated companies.

8.12 Performance Guarantee. The Founder hereby agrees to cause the Company and all other Group Companies to timely perform their respective obligations hereunder and under each of the Transaction Documents to which each is a party, as applicable.

9. Miscellaneous.

9.1 Survival of Representations, Warranties and Covenants. The warranties, representations and covenants of any Group Company, Double Unity and the Founder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company, Double Unity or the Founder pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by any Group Company, Double Unity or the Founder, as applicable, hereunder.

9.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that, the Investor may assign any of its rights, interests or obligations to any of its affiliates or any investment fund established by Johnson Electric Capital Limited or any affiliate. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3 Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing which the Centre shall appoint the third arbitrator. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration. The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law. Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

9.4 Waiver of Right to Jury Trial. THE PARTIES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.5 Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterparts or signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

9.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.7 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when a printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile to the number set forth below; (c) five (5) business days after deposit in the mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) two (2) business days after deposit with internationally recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given below, or designate additional addresses, for purposes of this Section 9.7 by giving the other party written notice of the new address in the manner set forth above.

To:	the Group Companies, Double Unity and the Founder

Attention:	Mr. Li Yungao
Address:	Xinchang Tonglin Industrial Zone,
Dayi County, Chengdu, Sichuan, PRC 611337
Tele. No.:	(8628)-88293779
Fax No.:	(8628)-88292672

To:	Investor

Attention:	Mr. Chris Hasson
Address:	Johnson Building
6-22 Dai Shun Street
Tai Po Industrial Estate, NT
Hong Kong
Tele. No.:	(852)2663 6688
Fax No.:	(852)2663 3702

9.8 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction, other than the finder’s fee payable to Bristol and CFC by the Company as disclosed in Section 2.35 above. The Company, Double Unity and the Founder jointly and severally hereby agree to indemnify and to hold harmless the Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which any Group Company or any of its officers, partners, employees or representatives is responsible.

9.9 Expenses. Irrespective of whether the Closing is effected, each party shall bear its own fees and expenses (including legal and financial advisor’s fees). If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the other Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.10 Amendments and Waivers. This Agreement can only be amended by a writing signed by each of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party making the waiver.

9.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.12 Further Assurances. The Group Companies, Double Unity, the Founder and the Investor shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

9.13 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

*    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

CHINA AUTOPARTS, INC.

By:
Name:
Title:

DOUBLE UNITY INVESTMENTS LIMITED

By:
Name:
Title:

FOUNDER:

Li Yungao

RHOHAN:

RHOHAN HOLDINGS LIMITED

By:
Name:
Title:

PRC SUBSIDIARY:

CHENGDU TONGLIN CASTING INDUSTRIAL CO., LTD.

By:
Name:
Title:

SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT

INVESTOR:

JE CASTINGS INVESTMENTS LIMITED

By:
Name:	Christopher Hasson
Title:	Director

SIGNATURE PAGE TO THE STOCK PURCHASE AGREEMENT